Exhibit 10.9

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Agreement"), effective this 5th day of February 2010 (the "Effective Date"), is between AVT Acquisition Corp., a Delaware corporation ("AVTAC") and AV Therapeutics, Inc. (“Therapeutics”) together with AVTAC, each a "Party" and, collectively, the "Parties").

WITNESSETH:

WHEREAS, Prostagenics LLC and New York Medical College (the "College") were parties to a Patent, Know-How and Technology License dated September 2000, as amended (the "NYMC License"), a copy of which is attached hereto as Exhibit A, pursuant to which the College granted to Prostagenics an exclusive license covering certain Patent Rights, Technology and Know-How (as defined in the NYMC License) owned by the College relating to the use of 1-niiro-9-alkylamino acridine derivatives and 1-nitroacridine/tumor inhibitor compositions for the treatment of cancer;

WHEREAS, on February 5, 2010, Prostagenics assigned such license to AVTAC pursuant to an Assignment and Assumption Agreement (the “Original Assignment Agreement”), a copy of which is attached hereto;

WHEREAS, the sole stockholder of AVTAC is a principal stockholder of Therapeutics and accordingly this transaction is in their mutual best interests; and

WHEREAS, AVTAC has offered to assign to Therapeutics, all of AVTAC’s rights and obligations under the Original Assignment Agreement and Therapeutics AVTAC has agreed to accept such assignment and to assume all of AVTAC’s' obligations under the Original Assignment Agreement on the terms set forth herein below.

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, and other good and valuable consideration, the receipt of which are acknowledged by the Parties, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

1.   Unless otherwise defined herein, all defined terms herein shall have the same meaning as defined in the Original Assignment Agreement.

ARTICLE 2
ASSIGNMENT

2. Upon execution hereof, AVTAC hereby: (i) in sells, assigns and transfers to Therapeutics all of AVTAC’s' rights and obligations under the Original Assignment Agreement and AVTAC hereby assumes and agrees to perform all of AVTAC’s obligations thereunder, including but not limited to the obligations under Section 3 and 6 of the Original Assignment Agreement; and (ii) sells, assigns and transfers to Therapeutics all right, title and interest in and to the Confidential Prostagenics Information. The assignment of the NYMC License described in this Section 2.1 is intended to be an assignment of all of AVTAC’s' rights therein and not as a sublicense or similar arrangement.

ARTICLE 3
PAYMENT OF PURCHASE PRICE;
ONGOING PATENT MAINIENANCE FEES
ASSUMPTION OF DEBT

3. Purchase Price.

3.1.   As consideration for the assignment of all of AVTAC’s' rights and obligations under the NYMC License and the sale, conveyance, transfer and assignment of the Confidential Prostagenics Information, and in accordance with and subject to the terms hereof following execution of this Agreement, Therapeutics shall, pay to AVTAC all obligations of AVTAC under the Original Assignment Agreement on the same schedule as set forth therein.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF AVTAC

AVTAC hereby represents and warrants to Therapeutics as follows:

4.            Corporate Power/Good Standing. AVTAC has the corporate power and authority to own, lease and operate its properties and to conduct its business as is presently conducted. AVTAC is a company duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.1          Authority; No Consents. The execution, delivery and performance by AVTAC of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of AVTAC and this Agreement has been, and when executed and delivered by AVTACs will be, duly and validly executed and delivered and the valid and binding obligation of AVTAC, enforceable against it in accordance with its terms, subject to (I) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Neither the execution, delivery and performance by AVTAC of this Agreement, the consummation by AVTAC of the transactions contemplated hereby, nor compliance by AVTAC with any provision hereof or thereof will (x) (a) conflict with, (b) result in any violation of, (c) cause a default under (with or without due notice, lapse of time or both), (d) give rise to any right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any benefit under or (e) result in the creation of any Encumbrance on against any assets, rights or property of AVTAC’s under any term, condition or provision of any law, statute, rule, regulation, order, writ, injunction, decree, permit, concession, license or franchise of any Governmental Authority applicable to Prostagenics or any of its properties, assets or rights, other than any such conflict, violation, default, right, loss or Encumbrance that would not have a Material Adverse Effect, or (y) conflict with or result in any violation of Prostagenices charter and other organizational documents.

4.2.         NYMC License. (a) It has confirmed with Prostagenics that: (i) the NYMC License is in full force and effect, (ii) Prostagenics is not in default thereunder and no event has occurred that constitutes, or with the lapse of time or the giving of notice or both would constitute, a default by Prostagenics or (to the knowledge of Prostagenics) a default by the College under the NYMC License; (iii) there are no material disputes or disagreements between Prostagenics and the College with respect to the NYMC License; (iv) there are no amounts payable, or with the lapse of time or the giving of notice or both will be payable, to the College by Prostagenics under the NYMC License relating to matters occurring through the Effective Date or as a result of the assignment of the NYMC License to AVTAC pursuant to this Agreement and the payment to Prostagenics of the Purchase Price in accordance with the terms thereof; and  (v) Prostagenics is the sole owner of all rights thereunder free of any liens, charges, Encumbrances and rights of third parties; and (b) (ii) AVTAC is not in default under the Original Assignment Agreement; (ii) There are no material disputes or disagreements between AVTAC and Prostagenics; (iii) there are no amounts currently payable by AVTAC to Prostagenics; and (iv) AVTAC has not granted any other party any license to utilize the Patent Rights, Technology and Know-How.

ARTICLE 5
REPRESENTATIONS OF THERAPEUTICS

Therapeutics represents and warrants to AVTAC as follows:

5.            Corporate Power/Good Standing. Therapeutic has the corporate power and authority to own, lease and operate its properties and to conduct its business as is presently conducted. Therapeutics is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

5.1          Authority; No Consents. The execution, delivery and performance by Therapeutics of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Therapeutics and this Agreement has been, and when executed and delivered by Therapeutics will be, duly and validly executed and delivered and the valid and binding obligation of Therapeutics, enforceable against it in accordance with its terms, subject to (1) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Neither the execution, delivery and performance by Therapeutics of this Agreement, the consummation by Therapeutics of the transactions contemplated hereby, nor compliance by Therapeutics of the transactions contemplated hereby, nor compliance by Therapeutics with any provision hereof or thereof will (x)(a) conflict with, (b) result in any violation of, (c) cause a default under (with or without due notice, lapse of time or both), (d) give rise to any right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any benefit under or (e) result in creation of any Encumbrance on or against any assets, rights or property of ATAC under any term, condition or provision of any law, statute, rile, regulation, order, writ, injunction, decree, permit, concession, license or franchise of any Governmental Authority applicable to Therapeutics or any of its properties, assets or rights% other than any such conflict, violation, default, right, loss or Encumbrance that would not have a Material Adverse Effect, or (y) conflict with or result in any violation of Therapeutics Certificate of Incorporation or Bylaws.

ARTICLE 6
NOTICE

6. In the event that at any time during the term of this Agreement, AVTAC receives notice that Prostagenics is of the opinion that AVTAC is not meeting its obligations  set forth in the Original Assignment Agreement then AVTAC shall immediately give notice in writing to Therapeutics, specifying in detail the nature of AVTAC's failure to meet its aforesaid obligations.

ARTICLE 7
MISCELLANEOUS PROVISIONS

7.            Entire Agreement. This Agreement embodies the entire understanding of the Parties and shall supersede all previous communications, representations, undertakings or agreements, between them either verbal or written, relating to the subject matter hereof.

7.1          Assignment; Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any Party (whether voluntarily, involuntarily, by way of merger orotherwise) to any other person without the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed. In addition and notwithstanding the foregoing, any Party, upon notice to the other Party but without the consent of the other Party, may assign this Agreement and its rights and obligations hereunder by merger or consolidation, to any subsidiary, parent or other Affiliate, or to any individual or legal entity acquiring a substantial portion of the assigning Party's assets, provided such acquiror assumes all of the assigning Party's obligations hereunder. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

7.2          Applicable Law. This Agreement is acknowledged to have been made in and shall be construed in accordance with the laws of New York without regard to the principles thereof relating to the conflict of laws, provided that all questions concerning the construction or effect of patent applications and patents shall be decided in accordance with the laws of the country in which the particular patent application or patent concerned has been filed or granted, as the case may be.

7.3          Headings: Severability; Enforcement. Headings are included herein for convenience only and shall not be used to construe this Agreement. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each Party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by Law, and each Party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

7.4          Amendments; Waiver. This Agreement may not be changed orally, but only by an agreement in writing signed by all Parties. Any provision of this Agreement can be waived, amended, supplemented or modified by written agreement of the Parties. The failure of any Party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such Party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

7.5          No Strict Construction. The Parties hereto have participated jointly in. the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any provision of this Agreement.

7.6          Notices. Any notice or other communication required or permitted by this Agreement must be given in writing and shall be deemed effectively given (I) when received personally, (ii) when received by express courier or delivery service, (iii) after five (5) Business Days when sent by prepaid, first class, certified mail, return receipt requested or (iv) when telecopied or emailed, on the next following Business Day.

7.7          Counterparts.  This Agreement may be executed in two (2) or more counterparts, in original form or by facsimile, each of which shall be deemed an original, but all of which together will constitute one and the same document.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

AVT ACQUISITION CORP.	AV THERAPEUTICS, INC.

By: /s/ Abraham Mittleman	By: /s/ Abraham Mittelman

Name: Abraham Mittelman	Name: Abraham Mittelman

Title: Chief Executive Officer	Title: Abraham Mittelman

EXHIBIT A

AMENDMENT NO.1 TO PATENT, KNOW-HOW AND TECHNOLOGY LICENSE

This Amendment No. I (the "Amendment"), effective as of the 14th day of July 2003, amends that certain Patent, Know-How and Technology License (the "Agreement"), dated September 2000, between Prostagenics LLC (the "Licensee") and New York Medical College (the "College"). The Licensee and the College shall be collectively referred to herein as the "Parties."

All capitalized terms used herein and not otherwise defined shall have the meanings assigned thereto in the Agreement.

WITNESSETH:

WHEREAS, pursuant to the Agreement, the College has granted exclusive rights to the Licensee regarding the Patent Rights;

WHEREAS, the Parties wish to amend the Agreement to clarify the extent of those Patent Rights.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the Parties thereto agree as follows:

1.             Section 1.1 of the Agreement is hereby amended by adding the following sentence: "Patents Rights shall also include any intellectual property relating to, including additional uses of, -Alkylamino-1-Nitroacridine derivatives and 1-Nitroacridine/Tumor Inhibitor Compositions per section 7.3(b) or per section 7.3(c) hereto."

2.             APPENDIX A of the Agreement is hereby amended by replacing it in its entirety with the attached APPENDIX A.

3.             Except for the amendments provided for herein, the Agreement shall remain unchanged in all respects and shall remain in full force and effect.

4.             This Amendment shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, contains the entire agreement of the Parties with respect to the specific subject matter hereof, may be executed in counterparts, each of which will be an original and all of which together will constitute the same instrument and will be governed by New York State law, except for the body of law pertaining to conflict of laws.

IN WITNESS WHEREOF, the Parties have executed this Amendment on the date and year first above written.

New York Medical College	Prostagenics LLC

By: /s/ Catherine Crea	By: /s/ Robert J. Ianuale

Name: Catherine Crea	Name: Robert J. Ianuale

Title: Associate Dean	Title: Vice President

APPENDIX A

Provisional Patent Application for:

"9-ALKYLAMINO-1-NITROACRIDINE DERIVATIVES"

Provisional Patent Application for:

"1-NITROACRIDINE/TUMOR INHIBITOR COMPOSITIONS"

Provisional Patent Application for:

"USE OF 9-ALKYLAMINO-I-NITROACRIDINES AS INHIBITORS OF PATHOGENIC PROTEIN FORMS"

PATENT, KNOW-HOW AND TECHNOLOGY LICENSE

This Agreement is made and entered into this day __ of September, 2000 (the "Effective Date") by and between New York Medical College (hereinafter referred to as "College"), a body having corporate powers under the laws of the State of New York and Prostagenics LLC, a limited liability company duly organized under the laws of the State of New York (hereinafter referred to as "Licensee").

RECITALS

WHEREAS, College is the owner of certain Patent Rights, Technology and Know-How (each as defined below) relating to the use of 1-nitro-9-alkylamino acridine analogs referred to by the Company as "Capridines" useful for the treatment of cancer;

WHEREAS, College desires to have the Patent Rights developed and commercialized and is willing to grant the rights provided herein;

WHEREAS, Licensee desires to obtain the license provided herein upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises hereof and the mutual covenants contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1           "Patent Rights' shall mean the following intellectual property rights of College: all United States and foreign issued patents and/or patent applications listed in Appendix A, and all continuations, continuations in part, divisionals, reissues, reexaminations or term extensions thereof.

1.2            A "Licensed Product" shall mean any product all or a part of which:

  (a) is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Patent Rights in the country in which such product is made, used or sold; or

  (b) is manufactured using a Licensed Process or is employed to practice a Licensed Process contained in the Patent Rights in the country in which any Licensed Process is used ,br in which such product is used or sold.

1.3             A "Licensed Process" shall mean any process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Patent Rights.

1.4             "Technology" shall mean all know-how, concepts, data, information, trade secrets, transferable rights under FDA filings, clinical data, clinical studies, techniques or special ability on the part of College, which are related to a Licensed Product or Licensed Process, and with respect to which College, now or hereafter, has the power and right to grant the license provided for herein.

1.5             "Know-How" means any technical information, including technical data, now or during the term of this agreement or any renewals hereof, possessed by College and which is, in Licensee's judgment, reasonably necessary to enable Licensee to manufacture, customize, use, market or sell Licensed Products or utilize any Licensed Process, and includes dimensions, materials, processes and procedures relating thereto, and which are proprietary information of College.

1.6             ''Net Sales" shall mean Licensee's (and its sublicensees') collections from the sales of Licensed Products or the grant of rights to use Licensed Processes less:

  (a) discounts allowed in amounts customary in the trade;

  (b) sales, tariff duties and/or use taxes directly imposed and with reference to particular sales;

  (c) outbound transportation prepaid or allowed; and

  (d) amounts allowed or credited on returns.

No deductions shall be made for commissions whether paid to independent sales agencies or employees of Licensee, or for cost of collections. Licensed Products shall be considered "sold" when billed out or invoiced.

1.7             "Territory" shall mean the world.

ARTICLE II

GRANT

2.1              College hereby grants to Licensee the exclusive right and license, with the right to license others, to practice under the Patent Rights throughout the Territory and to make, have made, use, lease, sell and import Licensed Products and to practice the Licensed Processes, and to practice methods and processes utilizing the Technology and Know-How in connection therewith. College also grants to Licensee the exclusive right, with the right to sublicense others, to practice under any other patent rights that College now has or subsequently acquires, to the extent required, to make have made, use, lease, sell and import Licensed Products and Licensed Processes covered by the Patent Rights. The rights granted herein are exclusive even as against College.

2.2              Licensee shall have the right to sublicense the rights, privileges and licenses granted hereunder. Upon expiration or any termination of this Agreement, the rights of all sublicensees shall terminate, subject to Paragraph 14.6 hereof.

2.3              Licensee agrees that any sublicenses granted by it shall provide that the obligations of Licensee to College contained in Articles 2, 6, 9, 10, 11, 13 and 14 of this Agreement shall be binding upon the sublicensee as if it were a party to this Agreement. Licensee further agrees to attach copies of these Articles to any sublicense agreement into which it enters.

2.4              Licensee agrees to provide College a copy of any sublicense agreement promptly upon execution by the parties.

2.5              Licensee shall not receive from sublicensees anything of value in lieu of cash payments in consideration for any sublicense under this Agreement, without the express prior written permission of College. The foregoing shall not limit Licensee's rights to enter into agreements with any sublicensee in addition to the sublicense agreement.

2.6              Except for the rights granted in the second sentence of Section 2.1, the license granted hereunder shall not be construed to confer any rights upon Licensee by implication, estoppel or otherwise as to any technology which is the subject of a patent owned by College not within the scope of the Patent Rights.

ARTICLE III

DEVELOPMENT EFFORT

3.1              Licensee shall use commercially reasonable efforts, in light of its financial resources, to bring one or more Licensed Products or Licensed Processes to market. College acknowledges that commercialization of a pharmaceutical product is an expensive endeavor and that it is likely that Licensee will need to enter into sublicenses, joint venture agreements or other joint development agreements with third parties in order to develop any Licensed Product or Licensed Process.

ARTICLE IV

ROYALTIES

4.1              Within one-hundred twenty (120) days of the date hereof Licensee shall pay to College a non-refundable sum of $40,000. On or before January 31 of each year during the Term (as defined in Section 14) commencing with 2001, in addition to any other amounts payable hereunder, Licensee shall pay to College an annual License Fee of $1,000.

4.2             (a) Licensee shall pay to College running royalties equal to 3% of the Net Sales derived by Licensee and its sublicensees from the sale or distribution of Licensed Products and Licensed Processes. Only one running royalty shall be due College in respect of the sale of any Licensed Product or the use of any Licensed Process. For example, if a sublicensee shall sell a Licensed Product, College shall be paid 3% of the Net Sales derived by such sublicensee from such sale, but shall not receive any fee in respect of any fee paid to Licensee in respect of such sale.

      (b) In addition to Running Royalties, Licensee shall pay to College thirty percent (30%) of any sublicense issue fees, maintenance fees or similar charges received by Licensee pursuant to any sublicense or right granted by Licensee .on prior to September 1, 2001 and fifteen percent (15%) of any sublicense issue fees, maintenance fees or similar charges received by Licensee pursuant to any sublicense or right granted by Licensee after September 1, 2001.

 4.3             No multiple royalties shall be payable because the manufacture, use or sale of any Licensed Product or Licensed Process, is or shall be covered by more than one Patent licensed under this Agreement.

 4.4             No Royalties shall be payable on sales of any Licensed Product between Licensee and any affiliate or sublicensee and only one Royalty shall be due for the sale of any one Licensed Product. Royalties shall be payable on resales by affiliates and sublicensees.

ARTICLE V

RESEARCH

5.1              During each of the one year periods commencing January 1, 2001, and January 1, 2002, respectively, Licensee shall engage College to conduct research in connection with the development of Licensed Products or Licensed Processes at a cost to Licensee of at least $100,000 per year, inclusive of materials costs. Such research shall be directed by Licensee and shall be performed by persons reasonably acceptable to Licensee. The terms under which Licensee shall engage College to conduct research shall be set forth in separate agreements reasonably acceptable to College and Licensee.

If Licensee and College are unable to agree upon the work to be performed by l College or the terms of the agreements pursuant to which such work is to be ; performed, Licensee can satisfy its obligation under this Section 4.2 in respect of either year by paying $15,000 to College.

ARTICLE VI

REPORTS AND RECORDS

6.1              Licensee shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to College hereunder. Said books of account shall be kept at Licensee's principal place of business or the principal place of business of the division of Licensee to which this Agreement relates. Said books and the supporting data shall be open at all reasonable times for three (3) years following the end of the calendar year to which they pertain, to the inspection of College or its agents for the purpose of verifying Licensee's royalty statement or compliance in other respects with this Agreement. Should such inspection lead to the discovery of a greater than ten percent (10%) discrepancy in reporting to College's detriment, Licensee agrees to pay the full cost of such inspection.

6.2              After the first commercial sale of a Licensed Product or the first commercial grant of rights to use a Licensed Process, Licensee within sixty (60) days after March 31, June 30, September 30 and December 31, of each year, shall deliver to College, true and accurate reports, giving such particulars of the business conducted by Licensee and its sublicensees during the preceding three-month period under this Agreement as shall be pertinent to a royalty accounting hereunder. These shall include at least the following:

  (a) number of Licensed Products manufactured and sold by Licensee and all sublicensees;

  (b) total billings for Licensed Products sold by Licensee and all sublicensees;

  (c) accounting for all Licensed Processes used or sold by Licensee and all sublicensees;

  (d) deductions applicable as provided in Paragraph 1.6;

  (e) royalties due on additional payments form sublicensees under Paragraph 4.3(b);

  (f) total royalties due; and

  (g) names and addresses of all sublicensees of Licensee.

6.3              With each such report submitted, Licensee shall pay to College the royalties due and payable under this Agreement. If no royalties shall be due, Licensee shall so report.

6.4              On or before the ninetieth (90) day following the close of Licensee's fiscal year, Licensee shall provide College with Licensee's financial statements for the preceding fiscal year including, at a minimum, a Balance Sheet and an Operating Statement.

6.5              Except as otherwise provided, any payments due hereunder on sales made outside the United States shall be payable to College in the United States and in United States Dollars at the prevailing rate of exchange of the currency of the country in which the sales are made (said exchange rate being taken as the rates published in the Wall Street Journal under the caption "Currency Trading — Exchange Rates" on the last business day of the calendar month for which the royalties are payable).

6.6              Any sum required under United States tax laws or the laws of any other country, to be withheld by Licensee from payments for the account of College, shall be promptly paid by Licensee for and on behalf of College to the appropriate tax authorities and Licensee shall furnish College with official tax receipts or other appropriate evidence issued by the appropriate tax authorities sufficient to enable College to support a claim for income tax credit in respect of any sum so withheld

6.7              During any period in which the exchange rate between the foreign currency in question and the United States Dollar cannot be ascertained in accordance with this Article, payment of the applicable royalties shall be made at the last ascertainable rate; provided, however, that within thirty (30) days after the rate of exchange is ascertainable, an adjustment shall be made and College, in its discretion, may elect to receive payment in the foreign currency in question or in any other currency for which an exchange rate can be ascertained. The above notwithstanding, if the payment by Licensee to College in United States Dollars or other currency is not permissible, such payment may be made by a deposit in the currency of the country where the sales of Licensed Products were made on which the payment was based to the credit and account of College in any commercial bank or trust company of College's choice in that country, prompt notice of which will be given to College.

ARTICLE VII

PATENT PROSECUTION

7.1              College hereby grants- Licensee the right to apply for, seek prompt issuance of and maintain during the term of this Agreement the patents included among the Patent Rights. The prosecution, filing and maintenance of all Patent Rights shall be the primary responsibility of Licensee; provided that Licensee shall consult with College and College shall cooperate in such licensing, filing and maintenance. Licensee shall have the right to discontinue the prosecution of any patent application, to abandon any patent or to decline to file any patent requested by College. If Licensee declines to file or prosecute a patent or chooses to allow a patent to lapse, Licensee shall so advise College and College shall be given the opportunity to prosecute or maintain such patent.

7.2              Payment of all fees and costs relating to the filing, prosecution, and maintenance of the Patent Rights shall be the responsibility of Licensee, whether such fees and costs were incurred before or after the date of this Agreement. College acknowledges that the only patent costs incurred to date are the fees and expenses of Cheryl Agris, Esq., the fees associated with the patent applications filed under her direction and fees of approximately $2,500 to be reimbursed to the Granoff Foundation. College and Licensee shall confer at least once every six months with respect to the patent and patent applications to be filed and prepare an appropriate budget with respect thereto. College and Licensee shall provide each other with copies of all correspondence and reports of communications had in connection with the prosecution of the Patent Rights in such a timely matter as to permit the other to provide comment in the course of prosecution.

7.3             (a) All rights arising from or relating to the intellectual property owned or controlled by either party prior to the Effective Date of this Agreement, shall remain the property of such party, subject only to the rights and licenses granted herein.

  (b) All intellectual property developed during the term of this Agreement relating to Licensed Products or Licensed Processes by personnel employed solely by or on behalf of either party shall remain the property of such party, subject only to the rights and licenses granted herein, Any intellectual property developed by College relating to Licensed Products or Licensed Processes which Licensee desires to use in connection with the exploitation of the Patent Rights shall be deemed to be included among the intellectual property exclusively licensed pursuant hereto.

  (c) All patents, patent applications and know-how relating to the Licensed Products or Licensed Processes made during the term of this Agreement jointly by personnel employed by or on behalf of both parties shall be owned jointly, and shall be deemed to be exclusively licensed to Licensee pursuant to this Agreement.

  (d) In the event the parties agree to file patent applications with respect to any joint inventions, Licensee shall bear the cost related thereto. The portion of such costs which are the responsibility of College in the first instance, shall be advanced by Licensee and thereafter be deducted from running royalties due hereunder, provided the reduction taken any calendar quarter shall not reduce the running royalties payable by more than 50% and any amount not so applied shall be carried forward and applied against future running royalties. In the event that only one party seeks patent protection, then that party shall bear all costs and the other party shall cooperate fully in the prosecution and enforcement of any patent application or patent resulting therefrom.

  (e) Any intellectual property whether or not patentable which is not required to make, have made, use, lease, sell and import Licensed Products and Licensed Processes covered by the Patent Rights which results from research conducted by College funded by Licensee is referred to as "Unrelated Technology". All Unrelated Technology discovered during the course of research conducted by College funded by Licensee shall be the property of College. College will report to Licensee the discovery of any Unrelated Technology. Licensee will have a right of first refusal to license any Unrelated Technology. If within thirty (30) days of its receipt of a report of the discovery of Unrelated Technology Licensee requests a license for such technology, College will use reasonable efforts to obtain patent protection for the technology and will negotiate in good faith with Licensee a license for such technology containing reasonable up-front payments, including reimbursement of patent costs, and royalties. College will not offer any third party an exclusive license for any Unrelated Technology unless it first offers to grant Licensee an exclusive license on terms and conditions no less favorable than those to be offered to the third party and Licensee fails to accept such terms within fifteen (15) days of College's offer.

ARTICLE VIII

INFRINGEMENT

8.1              College shall inform Licensee promptly in writing of any alleged infringement of Patent Rights by a third party known to College and of any available evidence thereof.

8.2              During the term of this Agreement, Licensee shall have the right, but shall not be obligated, to prosecute at its own expense all infringements of the Patent Rights and, in furtherance of such right, Licensee may include College as a party plaintiff in any such suit. The cost of any infringement action commenced or defended solely by Licensee shall be borne by Licensee and Licensee shall keep any recovery or damages for past infringement derived therefrom, after first reimbursing College for all out-of-pocket expenses incurred by College in cooperating with Licensee in the prosecution or defense of such action.

8.3              If within four (4) months after receiving notice of any alleged infringement, Licensee shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and thereafter shall not be diligently prosecuting an infringement action, or if Licensee shall notify College of its intention not to bring suit against any alleged infringer, College shall have the right, but shall not be obligated, to prosecute an infringement action at its own expense and College may, for such purposes, use the name of Licensee as party plaintiff. No settlement, consent judgment or other voluntary final disposition of any infringement action may be entered into without the consent of College which consent shall not unreasonably be withheld. Licensee shall indemnify College against any order for costs that may be made against College in proceedings initiated by Licensee.

8.4              If Licensee shall undertake the enforcement and/or defense of the Patent Rights by litigation, Licensee may withhold up to fifty percent (50%) of the payments otherwise thereafter due College under Article 4 hereunder and apply the same toward reimbursement of up to half of Licensee's expenses, including reasonable attorney’s fees, in connection therewith. Any recovery of damages by Licensee for each such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of Licensee relating to such suit, and next toward reimbursement of College for any payments under Article 4 past due or withheld and applied pursuant to this Article 8. The balance remaining from any such recovery shall be divided equally between Licensee and College.

8.5              If a declaratory judgment action alleging invalidity or noninfringement of any of the Patent Rights shall be brought against College or Licensee, Licensee shall have the right to prosecute the defense thereof; provided if Licensee does not promptly notify College of its intent to undertake such defense, College at its option shall have the right to take over the sole defense of the action at its own expense.

8.6              In any infringement suit either party may institute to enforce the Patent Rights pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

8.7              Licensee, during the period of this Agreement, shall have the sole right in accordance with the terms and conditions herein to sublicense any alleged infringer for future use of the Patent Rights. Any upfront fees as part of such sublicense shall be shared between Licensee and College and any other royalties shall be treated per Article 4.

ARTICLE IX

CONFIDENTIAL INFORMATION

9.1              With respect to all confidential information (the "Confidential Information") transmitted by either party to the other including all information developed pursuant to this Agreement, the receiving party shall, while this Agreement is in effect and thereafter, make no use of this information other than in furtherance of this Agreement and shall use the same efforts to keep secret and prevent the disclosure of such information to parties other than its agents, officers, employees and representatives authorized to receive such information, as it would its own confidential information. A receiving party's obligation of non-use and non-disclosure shall not apply, however, to information which:

  (a) was known to the receiving party at the time of its disclosure and not previously subject to any obligation of confidentiality at the time of its disclosure;

  (b) was generally available to the public or was otherwise part of the public domain at the time of its disclosure;

  (c) became generally available to the public or became otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement; or

  (d) became known to the receiving party after its disclosure (i) from a source other than the disclosing party (including from independent development by the receiving party); (ii) other than from a third party who had an obligation to the disclosing party not to disclose such information to others, and (iii) other than under an obligation of confidentiality.

This Section shall survive termination of this Agreement for a period of three (3) years from the date of such termination.

9.2              To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, each party may disclose Confidential Information to its affiliates, sublicensees, consultants and outside contractors; provided, however, that prior to the release by either party of any Confidential Information of the other, it shall cause the intended recipient to execute a Confidentiality Agreement (the "Confidentiality Agreement") in favor of the other party. In any such Confidentiality Agreement, the parties must agree (i) to keep the Confidential Information confidential for the same time periods and to the same extent as each party herein is required to keep such information confidential and (ii) to use the Confidential Information only for such purposes as each party herein is entitled to use the Confidential Information. Each party and all entities to which either party discloses Confidential Information in accordance with the terms hereof, may also disclose Confidential Information to governmental or other regulatory authorities to the extent that such disclosure is reasonably necessary to comply with applicable laws or regulations.

ARTICLE X

PRODUCT LIABILITY

10.1            Licensee shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold College, its trustees, directors, officers, employees and affiliates (individually, an "Indemnitee", collectively, the "Indemnitees"), harmless against all claims, proceedings, demands and liabilities of any kind whatsoever, including legal expenses and reasonable attorney's fees, arising out of the death of or injury to any person or persons or out of any damage to property, or resulting from the production, manufacture, sale, use lease, consumption or advertisement of the Licensed Products(s) and/or Licensed Process(es) or arising from any obligation of Licensee hereunder, excepting only any claim that the Patent Rights infringe intellectual property of a third party or any claim arising out of the negligence or willful misconduct of the party seeking indemnification, its employees or affiliates.

10.2            If an Indemnitee intends to claim indemnification under this paragraph it shall promptly notify the Licensee in writing of the action, claim or liability in respect of which it intends to claim such indemnification; the failure to so notify the Licensee shall not be a defense to its obligation to indemnify the Indemnitee, except to the extent such failure or delay has actually compromised the defense thereof. The Indemnitee shall permit, and shall cause its employees and agents to permit, the Licensee, at the Licensee's discretion, to settle any such action, claim or liability and agrees to the complete control of such defense or settlement by the Licensee; provided, however, that such settlement does not adversely affect the Indemnitee's rights hereunder or impose any obligations on the Indemnitee in addition to those set forth herein in order for it to exercise such rights. The Indemnitee, its employees and agents shall cooperate fully with the Licensee and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification. The lndemnitee shall have the right to be represented by counsel of its own selection and expense.

10.3            EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, COLLEGE, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY COLLEGE THAT THE PRACTICE BY LICENSEE OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY. IN NO EVENT SHALL COLLEGE, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER COLLEGE SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY.

ARTICLE XI

NON-USE OF NAMES

11.1            Licensee shall not use the name or trademarks of College, nor any adaptation thereof, nor the names of any of their employees, in any advertising, promotional or sales literature without prior written consent obtained from College, or said employee, in each case, except that Licensee, may state that it is licensed by College under one or more of the patents and/or applications comprising the Patent Rights, may state that those employees of College which are officers and directors of Licensee are serving in such capacity and those individuals may include customary reference to College in their biographical information.

ARTICLE XII

ASSIGNMENT

12.1            Neither party shall assign this Agreement or its rights and obligations hereunder without the prior consent of the other, not to be unreasonably withheld or delayed. Licensee, upon prior notice to College but without the consent of College, may assign this Agreement and its rights and obligations hereunder by merger or consolidation, to any subsidiary, parent or affiliated entity, or to any party acquiring a substantial portion of Licensee's assets, provided such acquiror assumes all of Licensee's obligations hereunder. Licensee may also assign this Agreement and its rights and obligations hereunder to any entity formed in connection with a reorganization completed to facilitate a public offering of Licensee's (or such entity's) securities.

ARTICLE XIII

DISPUTE RESOLUTION

13.1            Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement including any dispute relating to patent validity or infringement, which the parties shall be unable to resolve within sixty (60) days shall be mediated in good faith. The party raising such dispute shall promptly advise the other party of such claim, dispute or controversy in a writing which describes in reasonable detail the nature of such dispute. By not later than five (5) business days after the recipient has received such notice of dispute, each party shall have selected for itself a representative who shall have the authority to bind such party, and shall additionally have advised the other party in writing of the name and title of such representative. By not later than ten (10) business days after the date of such notice of dispute, the party against whom the dispute shall be raised shall select a mediation firm in the New York area and such representatives shall schedule a date with such firm for a mediation hearing. The parties shall enter into good faith mediation and shall share the costs equally. If the representatives of the parties have not been .able to resolve the dispute within fifteen (15) business days after such mediation hearing, the parties shall have the right to pursue any other remedies legally available to resolve such dispute

13.2            Notwithstanding the foregoing, nothing in this Article shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.

ARTICLE XIV

TERMINATION

14.1            Unless terminated sooner pursuant to this Section, the rights granted to Licensee hereunder shall continue in full force and effect until the last to expire of the Patent Rights, inclusive of the rights under patents which may issue after the date hereof (the "Term").

14.2            If Licensee shall cease to carry on its business, this Agreement shall terminate upon notice by College.

14.3            Should Licensee fail to make any payment whatsoever due to College hereunder, College may terminate this Agreement upon forty-five days written notice to Licensee, provided this Agreement shall not terminate in accordance with such notice if Licensee shall cure such default during such forty-five day period.

14.4             Either party may terminate this Agreement upon ninety days written notice-' upon a material breach by or default in a material obligation of the other party in respect of its obligations hereunder, provided this Agreement shall not terminate in accordance with such notice if the breaching party shall cure such default or breach during such ninety days or, if such breach or default cannot be cured within ninety days, shall have commenced to cure the same during such ninety days and shall thereafter diligently prosecute such cure to completion.

14.5             Licensee shall have the right to terminate this Agreement at any time on six (6) months' notice to College, and upon payment of all amounts due College through the effective date of the termination.

14.6             Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination; and Articles 1, 9, 10, 11, 14.5, 14.6 and 16 shall survive any such termination. Licensee and any sublicensee thereof may, however, after the effective date of such termination, sell all Licensed Products, and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that Licensee shall make the payments to College as required by Article 4 of this Agreement and shall submit the reports required by Article 6 hereof.

14.7             Upon termination of this Agreement for any reason, any sublicensee not then in default shall have the right to seek a license from College, College agrees to negotiate such licenses in good faith under reasonable terms and conditions.

ARTICLE XV

REPRESENTATIONS, WARRANTIES AND DISCLAIMERS 15.1

15.1            each party hereto acknowledges and agrees:

  (a) that no representation or promise not expressly contained in this Agreement has been made by the other party hereto or .by any of its agents, employees, representatives or attorneys;

  (b) that this Agreement is not being entered into on the basis of, or in reliance on, any promise or representation, expressed or implied, covering the subject matter hereof, other than those which are set forth expressly in this Agreement; and

  (c) that each party has had the opportunity to be represented by counsel of its own choice in this matter, including the negotiations which preceded the execution of this Agreement.

15.2             Each party warrants that it is unaware of any third party patent containing claims or a pending application containing claims which, if issued, are or would be infringed by either party in operating under the terms of this Agreement. Each party agrees to make the other aware of such third party patents and applications promptly upon becoming aware of same.

15.3             Each party warrants and represents that it has the full right and power to make the promises and grant the licenses set forth in this Agreement and that there are no outstanding agreements, assignments or encumbrances in existence inconsistent with the provisions of this Agreement. Each party covenants that it shall not hereafter enter into any agreement inconsistent with the provisions of this Agreement

15.4             Each party represents and warrants to the other that neither it nor any of its authorized agents has employed a broker or finder or incurred any liability for any brokerage commission or finder's fee in connection with the transaction contemplated hereby.

ARTICLE XVI

PAYMENTS, NOTICES AND OTHER COMMUNICATIONS

Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified first class mail, postage prepaid, addressed to it at its address below or as it shall designate by written- notice given to the other party:

In the case of College

Associate Dean
Office of Research Administration New York Medical COLLEGE Valhalla, NY 10595

In the case of Licensee:

Prostagenics LLC
10 Puritan Road
Rye, New York 10580

Attn: Dr. Daniel Miller

With a copy to:

Phillips Nizer Benjamin Krim & Ballon LLP
666 Fifth Avenue
New York, New York 10103

Attn: Vincent J. McGill, Esq.

ARTICLE XVII

MISCELLANEOUS PROVISIONS

17.1             This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of New York State, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

17.2             The parties hereto acknowledge that this Agreement sets forth -the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

17.3             The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof. The parties shall replace the ineffective provision with a valid and enforceable provision which closely approaches the idea, intent and purpose of this Agreement and, in particular, the provision to be replaced.

17.4             Licensee Agrees to mark the Licensed Products sold in the United States with all applicable United States patent numbers. All Licensed Products shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practice of the country of manufacture of sale.

17.5             The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year set forth above.

NEW YORK MEDICAL COLLEGE

By /s/ Catherine Crea

Name Catherine Crea

Title Associate Dean

PROSTAGENICS LLC

By /s/ Daniel G. Miller MD

Name Daniel G. Miller

Title President

APPENDIX A

Provisional Patent Application for:

"9 ALKYLAMINO-1-NITROACRIDINENUMOR INHIBITOR COMPOSITIONS"

Provisional Patent Application for:

  "1-NITROACRIDINETIUMOR INHIBITOR COMPOSITIONS"